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                                                                 EXHIBIT 11.1

                 FLEXTRONICS INTERNATIONAL LTD. AND SUBSIDIARIES
                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)

                                                  Three months ended
                                                     September 30,
                                                  ------------------
                                                    1997       1996
                                                  -------    -------
                                                (In thousands, except
                                                  per share amounts)
Shares issued and outstanding (1)                  13,776    13,314

Shares due to Astron (2)                              447       447

Common stock equivalent                               929       516
     Stock options (3)
                                                  -------   -------
                                                   15,152    14,277
                                                  =======   =======

Net income                                        $ 6,525   $ 5,138
                                                  =======   =======

Earnings per share:                               $  0.43   $  0.36
                                                  =======   =======


(1) Shares issued and outstanding - based on the weighted average method.

(2) Shares due to Astron in June 1998.

(3) Stock options - based on the treasury stock method using average market price for the three month period ending September 30, 1997 and 1996.


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